Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”), dated as of May 14th, 2026 (“Effective Date”), is by and between:

PLASTIAPE S.p.A., organized and existing under the laws of Italy, registered with the Trade Register of Lecco under number 00231050139 with offices at via 1° Maggio, 8, I-23875 Osnago, Italy, duly represented by its Managing Director, Mr. Alfredo Masuello (the “Supplier”); and

ORPHAI THERAPEUTICS, Inc, organized and existing under the laws of Delaware, having a principal place of business at 530 Old Whitfield Street, Guilford, Connecticut 06437, duly represented by its Chief Financial Officer, Mr. Paul Boni (the “Customer”).

Supplier and Customer may be referred to individually as “Party” and collectively as “Parties”.

PREAMBLE


Supplier is engaged in the design, manufacture and supply of inhalation devices.

Customer is a biotechnology company that develops pharmaceutical products.

Customer wishes to purchase the device(s) manufactured by Supplier and Supplier is willing to sell such Products to Customer, on the terms and conditions set out in this Agreement.

THEREFORE,

1.
DEFINITIONS

“Affiliate(s)” means, with respect to a Party, any legal entity that directly or indirectly Controls, is Controlled by, or is under common Control with that Party, now or in the future. For purposes of this definition only, “Control” means, with respect to an Affiliate, directly or indirectly, (a) ownership of more than fifty percent (50%) of the voting securities or other voting interests of an entity; or (b) the right to appoint or remove a majority of the members of its board of directors (or equivalent governing body); or (c) the power to direct the management or policies of such entity, whether through ownership, by contract or otherwise. For clarity, ordinary minority-investor protective veto rights alone do not constitute Control.

“Contract Year” shall mean the twelve (12) month period during the Term commencing on January 1 and ending on December 31 of each calendar year; provided, however that the first Contract Year shall be the period beginning on the Effective Date and ending on December 31st in the calendar year in which the Effective Date occurs and the last Contract Year shall be the period beginning on January 1 and ending on the effective date of expiration or termination of this Agreement.

“Control” shall mean, with respect to Intellectual Property Rights and regulatory documentation (including Registrations), that a Party or one of its Affiliates owns or has a license or sublicense to such Intellectual Property Rights or regulatory documentation and has the ability to provide to, grant a license or sublicense to, or assign its right, title and interest in and to, such Intellectual Property Rights or documentation as provided for in this Agreement without violating the terms of any other agreement or other arrangement with any third party.

“Customer’s Finished Product” means any medicinal product, medical device, or drug–device combination product developed, assembled, filled, packaged, labelled, tested, released, marketed, or otherwise supplied by Customer, into which the Product is incorporated or with which the Product is intended to be used. Customer’s Finished Product includes all drug substances, excipients, formulations, components, packaging labelling, stability data, clinical performance, regulatory submissions, and post-market obligations relating to such product, all of which remain under Customer’s sole responsibility.

“Exclusivity Fee” means [*].

“Exclusivity Minimum Retention Quantities” means, with respect to each Post-Launch Exclusivity Year, for each Molecule/API in Schedule 2, the minimum quantity of the Product that Customer must order under P.O.s in such Post-Launch Exclusivity Year (or as may be agreed between the Parties) to retain exclusivity, measured in the units specified for each Molecule/API in Schedule 2.

“Exclusivity Term” means, for each Molecule/API granted exclusivity, the period commencing on the Effective Date and continuing for the duration specified in Schedule 2, unless earlier terminated or lapses in accordance with Section 3.3.4.; provided that any Exclusivity Minimum Retention Quantities apply only after Launch.

“Indication/Field” means, if specified in Schedule 2, the disease area, condition, or labelled use that narrows the scope of a Molecule/API exclusivity.

“Launch” shall mean, with respect to the Product, the date on which Customer’s Finished Product is first shipped for commercial sale by Customer to a third party in the Territory.

“Measurement Period” means each Post-Launch Exclusivity Year, unless otherwise stated for a Molecule/API in Schedule 2.

“Notified Body” means a conformity assessment body designated by an EU Member State and notified to the European Commission under Regulation (EU) 2017/745 (MDR) to perform conformity assessments, technical documentation reviews, surveillance activities and unannounced audits for medical devices.

“Post-Launch Exclusivity Year” means each successive twelve (12) -month period commencing on the first anniversary of Launch and each anniversary thereof.

“Product” means Supplier’s [*] inhalation devices as further described in Schedule 1.

“Registration” means any marketing authorization, listing, import license, filing, notification, or similar approval required to place the Product on the market in a jurisdiction.

“Registration Cost Sharing Addendum” means a short addendum or purchase order that specifies the country(ies), activities, timelines, and Customer’s participation in relevant costs for Registration outside the Territory of Registration.

“Reserved Molecules” means the molecules/active pharmaceutical ingredients (“APIs”) listed in Schedule 2 for which Supplier has pre-existing exclusivity commitments to third parties, or which Supplier otherwise restricts from use with the Product by this Customer, for the period stated.

“Regulatory Authority” means any governmental authority responsible for regulating medical devices, medicinal products, drug–device combination products, or related manufacturing activities in a given jurisdiction, including without limitation the FDA (USA), MHRA (UK), CDSCO (India), EMA (EU), and any EU Competent Authority.

“Specifications” means the technical specifications applicable to the Products as set forth in Schedule 1.

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“Territory” means worldwide.

“Territory of Registration” means the jurisdictions in which the Product is registered or otherwise lawfully placed on the market by Supplier as legal manufacturer, currently consisting of [*]. At Customer’s written request, Supplier may support the registration or placing on the market of the Product in additional jurisdictions, subject to Supplier’s prior written acceptance and the Parties’ good-faith agreement on all applicable regulatory, technical and cost responsibilities, including any regulatory agent fees, governmental fees, testing, samples, translations and Supplier’s service fees. Supplier shall have no obligation to obtain, maintain or renew registrations outside the Territory of Registration unless expressly agreed in writing.

2.
SUPPLY OF PRODUCT – SUBCONTRACTING - PURCHASE ORDERS - PURCHASE ORDER’S WITHDRAWAL OR CANCELLATION
2.1
Capacity-based Supply Commitment - Subcontracting
2.1.1
Capacity-based Supply Commitment. Supplier shall manufacture and supply to Customer (and/or its Affiliates and other designees, as applicable), and Customer (and/or its Affiliates and other designees, as applicable) agrees to purchase from Supplier, Customer’s (and/or its Affiliate’s and/or other designee’s, as applicable) orders for Product during the Term as set forth in a P.O. (defined below) hereunder, in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing but subject to Supplier’s obligations of exclusivity and to supply each accepted P.O., Supplier’s obligation to supply Products is subject at all times to Supplier’s designed manufacturing capacity. Supplier shall not be required to (i) expand or modify its manufacturing facilities, (ii) operate beyond normal operating conditions, or (iii) prioritize Customer over other customers in order to meet Customer’s requirements.
2.1.2
Subcontracting. Supplier shall not subcontract any of its manufacturing obligations hereunder without the prior written consent of Customer, such consent not to be unreasonably withheld, conditioned or delayed. With respect to any manufacturing subcontracting, Supplier shall remain responsible for all obligations hereunder and fully guarantees and warrants the related performance (in accordance with this Agreement) of any responsibilities so subcontracted. Without limiting the foregoing, Supplier shall cause any and all such subcontractors (including any Affiliates or third parties) to comply with the terms and conditions of this Agreement (including with respect to any and all audit and inspection rights of Customer), and such subcontractors shall be so bound in writing.
2.2
Purchase Order Submission and Acceptance Process. Customer may order Products from time to time by submitting written purchase orders (each, a “P.O.”) specifying the type and quantity of Products being ordered, the desired delivery date, and the delivery location. Each P.O. constitutes an offer by Customer to purchase the Products from Supplier in accordance with and subject to the terms of this Agreement. Within [*] following receipt of a P.O., Supplier shall notify Customer in writing whether such P.O. is accepted in full, accepted in part, or rejected. Supplier shall use reasonable best efforts to accept each P.O. submitted by Customer. If Supplier rejects a P.O., Supplier shall, at the time of such rejection, provide written notice setting forth a reasonable explanation for such rejection. If Supplier fails to provide such written explanation, Supplier shall be obligated to accept such P.O. No P.O. shall be binding upon Supplier unless and until accepted by Supplier in writing. Upon Supplier’s acceptance of a P.O., whether in full or in part, Supplier shall manufacture and supply the accepted quantities of Products in accordance with the terms of this Agreement and the applicable P.O. confirmation.
2.3
Priority of Agreement Over P.O. Terms. Customer acknowledges that all standard terms and conditions in P.O.s are superseded by this Agreement, are objected to and shall be of no effect, unless expressly accepted by Supplier in writing.
2.4
Estimated Delivery Date. Upon acceptance of a P.O., Supplier shall as soon as practicable inform Customer of the delivery date of the Products. Supplier shall use its best efforts to deliver the Products on the indicated

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delivery date and within the indicative manufacturing lead-time (subject to the terms of Schedule 4). The indicative manufacturing lead-time is set forth in Schedule 4.
2.5
Withdrawal or Cancellation of P.O. Customer may withdraw or cancel a P.O. only before it is accepted in writing by Supplier and provided Supplier has not commenced manufacturing of the Products covered by such P.O. In no event may Customer withdraw or cancel a P.O. after Supplier’s acceptance or after manufacturing has commenced. Notwithstanding the foregoing, if Customer cancels or defers a P.O. with less than the aforementioned notice, then Supplier agrees to use commercially reasonable efforts to comply with such unplanned changes (including to use best efforts to minimize any amounts that would otherwise be payable by Customer hereunder).
3.
FORECAST – MINIMUM PURCHASE COMMITMENT – EXCLUSIVITY AND INDICATION-SPECIFIC RESTRICTIONS
3.1
Forecast. Commencing [*] prior to anticipated Launch, Customer shall submit to Supplier, on a rolling basis no less frequently than once every [*], a forecast of the estimated volume to be purchased with respect to each Product for the following [*] period (the “Forecast”). Customer shall prepare the Forecast in good faith and using reasonable commercial assumptions and shall promptly notify Supplier of any material anticipated deviation. The Forecast shall be non-binding and shall not constitute a commitment to purchase or to manufacture Products. Only P.O.s accepted by Supplier in writing shall be binding. Supplier shall use the Forecast solely for capacity and production planning and shall use commercially reasonable efforts to ensure availability of manufacturing capacity to accept P.O.s submitted in line with the Forecast. P.O.s submitted within [*] of the applicable Forecasted quantities shall be given priority acceptance and shall not be rejected due to capacity constraints. For the avoidance of doubt, batch size, batch documentation, quality and regulatory release activities are determined exclusively based on accepted P.O.s and shall not be initiated on the basis of any Forecast.
3.2
Minimum Purchase Commitment. Supplier and Customer may agree on a minimum quantity of Products to be purchased over a certain period of time (the “Minimum Purchase Commitment”), as it may be specified in Schedule 4.
3.3
Exclusivity and indication specific restrictions.
3.3.1
No Implied Exclusivity. Except as expressly stated in this Section 3.3 and Schedule 2 (Exclusivity & Indication Specific Restrictions), nothing in this Agreement shall be construed as granting Customer any exclusivity, field restriction, or supply commitment.
3.3.2
Grant and Scope of Exclusivity. Subject to Sections 3.3.4 and 3.3.5 and Schedule 2, Supplier and its Affiliates hereby grant to Customer an exclusive right, during the Exclusivity Term, to purchase the Product solely for use with the applicable Molecule/API for the applicable Indication/Field in the Territory as further stated in Schedule 2.
3.3.3
Protection of Exclusivity.
3.3.3.1
No Conflicting Rights as of the Effective Date. Supplier and its Affiliates represent and warrant that, as of the Effective Date, neither Supplier nor its Affiliates has granted to any third party any right, license or option under any Intellectual Property Rights Controlled by Supplier or its Affiliates that would enable such third party to make or have made the Product for the Molecule/API in the Territory.
3.3.3.2
Exclusivity Covenant. Supplier and its Affiliates hereby covenant that, during the Exclusivity Term applicable to the applicable Molecule/API, neither Supplier nor its Affiliates shall: (i) supply the Product to any third party for use with such Molecule/API in the Territory, or; (ii) grant to any third party any right, license or option under any

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Intellectual Property Rights Controlled by Supplier or its Affiliates that would enable such third party to make or have made the Product for such Molecule/API in the Territory.
3.3.4
Conditions to Exclusivity.
3.3.4.1
Compliance with Exclusivity Minimum Retention Quantities. As a condition to the grant and continued effectiveness of exclusivity under this Agreement after Launch, Customer shall, for each applicable Molecule/API and Measurement Period, comply with the Exclusivity Minimum Retention Quantities set forth in Schedule 2, subject to the cure rights and exceptions set forth in this Section 3.3.4.
3.3.4.2
Failure to Achieve Minimum Retention; Cure. If Customer fails to achieve the Exclusivity Minimum Retention Quantities for any Measurement Period (a “Shortfall”), exclusivity for the relevant Molecule/API shall lapse unless Customer cures such failure by either:
(i)
[*]; or
(ii)
[*] The Exclusivity Fee constitutes a pre-agreed commercial fee solely for the maintenance of exclusivity [*]. Payment of the Exclusivity Fee shall not require manufacture or supply of Products and shall be exclusive of VAT or similar indirect taxes. For the avoidance of doubt, payment of an Exclusivity Fee permits Customer to maintain exclusivity but shall not reinstate exclusivity once lost.
3.3.4.3
No Reinstatement. For the avoidance of doubt, once exclusivity for a Molecule/API is lost due to Customer’s failure to meet the Exclusivity Minimum Retention Quantities (including failure to timely cure pursuant to Section 3.3.4.2), such exclusivity shall not be reinstated for the remainder of the Term.
3.3.4.4
Excused Shortfalls. Exclusivity shall remain in effect in the event that Customer’s failure to meet the Exclusivity Minimum Retention Quantities for a given Post-Launch Exclusivity Year arises from (i) a Force Majeure event, (ii) Supplier’s inability or failure to supply the quantity of Product in accordance with an accepted P.O. or a P.O. submitted in accordance with the Forecast and the indicative lead time, (iii) a material breach of this Agreement by Supplier, (iv) any delay caused by a Regulatory Authority (including any delay in issuing a regulatory approval), or (v) a documented safety or efficacy issue asserted by a Regulatory Authority. For purposes of calculating satisfaction of the Exclusivity Minimum Retention Quantities only, any Product ordered by Customer that is determined to be defective shall be deemed accepted, and shall count towards the Exclusivity Minimum Retention Quantities for the relevant Post-Launch Exclusivity Year.
3.3.5
Non-Retroactivity and Pre-Existing Binding Commitments.
3.3.5.1
Notwithstanding Sections 3.3.2 and 3.3.3, Customer expressly acknowledges that Supplier’s exclusivity obligations under this Agreement cannot be applied retroactively to any third party with whom Supplier (or its Affiliates) entered into any agreement or other binding arrangement prior to the Effective Date ([*] (together, the “Prior Binding Commitments”). Supplier is authorized to [*] such Prior Binding Commitments [*] without breach of this Agreement. No provision of this Agreement shall be interpreted as restricting, impairing or conditioning Supplier’s or such third parties’ freedom to operate under such Prior Binding Commitments. Supplier may continue and expand [*] such Prior Binding Commitments after their expiration or termination with those same third parties [*] without notice to or consent of Customer and without breach of the exclusivity granted hereunder. For the avoidance of doubt, the expiration or termination of any Prior Binding Commitments does not give rise to exclusivity rights in favour of Customer.

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3.3.5.2
Notwithstanding the foregoing: (a) [*], and (b) Supplier shall not, after the Effective Date, enter into any agreement that would permit a third party [*] to purchase Product for the Molecule/API.
3.3.6
Customer Use-Restrictions (Reserved Molecules). For the molecules listed in Schedule 2 as Reserved Molecules, Customer shall not purchase the Product for, integrate the Product with, or otherwise use the Product in combination with those molecules during the stated restriction period.
3.3.7
Competition Law; Scope. The Parties shall implement any exclusivity narrowly (by Molecule/API, optional Indication/Field, Territory, and Term) and in compliance with applicable competition/antitrust laws.
3.3.8
Remedies. A breach of this Section 3.3 may cause irreparable harm; the non-breaching Party may seek injunctive relief, without prejudice to damages and other remedies available under this Agreement.
4.
CHANGES IN SPECIFICATIONS; DEVELOPMENTS
4.1
Changes in Specifications.
4.1.1
Product Specifications. The Specifications may only be modified or supplemented by mutual written agreement of the Parties.
4.1.2
Qualification of Alternative [*] Sources. The Parties may qualify a suitable alternative [*] for Products (from a second [*] supplier) to reduce the risk of disruption in supply of Products as a replacement or substitution [*] to that described in the Specifications.
4.1.3
Customer-Requested Specification Changes for Legal Compliance. Customer shall promptly inform Supplier of any proposed change in the Specifications which is necessary in order for them to conform with any applicable laws in the Territory, in which event Supplier shall promptly notify Customer in writing whether it is willing to change the Specifications and if this would result in any change in the Price of the relevant Products, such consent not to be unreasonably withheld, conditioned or delayed.
4.1.4
Regulatory-Impacting Changes. Where a proposed change (by either Party) may reasonably impact a regulatory filing or registration (e.g., material change, [*], manufacturing site), the proposing Party shall notify the other in writing, the Parties will plan and coordinate submissions (if any), and agree on timelines and cost allocation. Supplier has no liability for Customer’s regulatory approvals or filing strategies; Customer remains responsible for any variations to Customer’s Finished Product approvals.
4.1.5
Termination Right for Unresolved Specification Modifications. If no agreement is reached between the Parties regarding a request of modification as per Sections 4.1.3. (Customer-Requested Specification Changes for Legal Compliance) and 4.1.4. (Regulatory-Impacting Changes) above within a reasonable time, then either Party shall have the right to terminate this Agreement solely with respect to the particular Products that are the subject of the proposed modification.
4.2
Developments.
4.2.1
Intellectual Property. All intellectual property rights related to any and all Products and/or parts thereof related to but not limited to copyrights, trademarks, patents, design rights, as well as manufacturing and/or processes, technology, control processes and methods thereof, inventions, discoveries, modifications, derivatives, innovations, enhancements, improvements, know-how, trade secrets, computer programs, screen displays, adaptations, documentation, specifications, designs and all other works, articles, concepts or ideas developed, made, written, created, discovered

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or designed by Supplier and/or on its behalf, its employees, agents and suppliers (including all samples, drafts, moulds, artwork, designs, film and proofs) (all together, “Intellectual Property Rights”) shall remain the sole and exclusive property of Supplier.
4.2.2
Product Improvements. Any improvement, derivative and/or modification to the Product and/or any parts of it that is specifically developed for, or at the request of, Customer (“Product Improvement”) shall be governed by a separate, mutually executed product development agreement, which shall address scope of work, timelines, ownership of results, and allocation of costs.
5.
PRICE
5.1
Product Pricing and Adjustment Mechanism. The purchase price for each Product shall be as set out in Schedule 3 (for each such Product, the “Price”). The Price may be increased or decreased from time to time upon mutual agreement of the Parties in accordance with the pricing adjustment program set forth in Schedule 3.
5.2
Exclusions from Price. The Price is exclusive of any value added tax (VAT), or any other similar tax, duty fee, or any governmental charge.
6.
PAYMENT TERMS
6.1
Payment Terms and Timing. Customer shall pay undisputed amounts under each invoice within the period set out in Schedule 4. No early payment discount will be offered, unless otherwise agreed in writing between the Parties.
6.2
Payment Method, No Deductions and No Set-Off by Customer. Payment shall be made to the bank account nominated in writing by Supplier and time of payment is of the essence. Customer shall pay all undisputed amounts due in full and cleared funds without any deduction or withholding, and Customer shall not be entitled to assert any credit, set-off or counterclaim against amounts due to Supplier under this Agreement or otherwise, except that Customer may apply Supplier-issued credit notes (by number and amount) against amounts then due.
6.3
Late payment.
6.3.1
In the event of late payment of an undisputed amount due by Customer, Supplier shall provide Customer with written notice of such overdue amount. If Customer fails to pay such undisputed overdue amount within [*] after receipt of such notice, Supplier shall be entitled to charge interest on the overdue amount at the rate of [*]. Such interest shall accrue on a daily basis from expiration of such [*] period until the date of actual payment, whether before or after judgment.
6.3.2
If Customer repeatedly fails to timely pay undisputed amounts, such that (i) more than [*] invoices are paid more than [*] after the due date within any [*], or (ii) any undisputed amount remains unpaid for more than [*] after receipt of written notice, then Supplier may, upon additional written notice to Customer and provided such failure is not cured within [*], exercise one or more of the following remedies, until such time as Customer is again current in its undisputed payment obligations:
(a)
suspend further deliveries of Product (excluding Products required under accepted P.O.s already in manufacture); and/or
(b)
require prepayment, in whole or in part, for future P.O.s.

Any exercise of the foregoing remedies shall be proportionate, applied prospectively, and shall not affect Supplier’s obligation to supply Products already delivered or validly manufactured prior to such suspension.

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7.
DELIVERY TERMS – IMPORT OBLIGATIONS - INSPECTION UPON DELIVERY
7.1
Delivery Terms. Delivery terms are as set out in Schedule 4.
7.2
Each shipment shall be accompanied by a certificate of analysis (incorporating a certificate of conformance) for each lot contained in such shipment, with one copy provided at the same time to the Customer representative specified in the Quality Agreement. In addition, Supplier shall also provide Customer any export-related governmental certification customarily required by the relevant authorities.
7.3
Import Obligations and Compliance. Customer shall be responsible to Supplier for obtaining any necessary import licenses or other requisite documents and otherwise complying with any applicable laws or regulations concerning the importation of the Products, and for paying all applicable customs duties, taxes and charges in respect of the importation of the Products.
7.4
Inspection upon Delivery. Customer shall visually inspect the Products upon delivery and record specific reservations on the carrier’s receipt for any visible loss/damage which might have happened during transit, with photos (“Transit Claim(s)”) and shall use reasonable efforts to notify Supplier accordingly as soon as reasonably practicable and in any event within [*] following delivery. Transit Claims shall be pursued via the carrier by the Party bearing the risk of loss under the agreed Incoterm; the other Party shall reasonably cooperate.
8.
TITLE AND RISK
8.1
Title. Title shall pass upon transfer of risk of loss.
8.2
Risks. Risks shall pass to the Customer as per the agreed Incoterm in Schedule 4.
9.
CONFIDENTIAL INFORMATION
9.1
Definition of Confidential Information. Confidential information conveyed by a Party (“Discloser”) to the other Party (“Receiver”) including without limitation regarding prices, costs, discounts, inventions, planned and existing products (including the Products), packaging, customers, distributors, a Party’s business or finances, or a Party’s production methods or know-how, is confidential information (“CI”).
9.2
Obligations of the Receiving Party. Receiver agrees not to use CI except for the purposes set forth herein or to disclose any CI except to employees, officers, directors, auditors, accountants, lawyers and consultants who agree to be bound by this confidentiality obligation, and to take reasonable commercial steps to protect the CI. Receiver shall not copy, reverse compile, reverse engineer, or otherwise duplicate the CI.
9.3
Restriction on Use of Supplier’s Branding. Customer agrees that it will not use or permit others to use Supplier’s logo or brand names without Supplier’s prior written consent. This does not apply whenever customer use of Supplier’s logo or names is required by a Regulatory Authority or law or regulation in connection with an application filed by the Customer relating to Customer’s Finished Product or in the use, marketing, sale, offer for sale, import or export of the Product or Customer’s Finished Product or to the extent any Supplier logo or brand name is displayed on the Product at the time of delivery.
9.4
Remedies for Breach of Confidentiality. Violation of these terms may cause irreparable harm; therefore, the non-breaching Party may be entitled to seek injunctive and other additional relief.
9.5
Exclusion from Confidential Information. CI shall not include information that is: (i) or becomes publicly available other than through a breach of this Agreement; (ii) or becomes available to Receiver from a source not known by Receiver to have a duty of confidentiality; (iii) developed by Receiver without the use of Discloser’s CI; and (iv) information not under a duty of confidentiality and known by Receiver prior to the date of this Agreement.

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9.6
Disclosure Required by Law. The Parties’ non-disclosure obligations pursuant to this Agreement shall not apply to CI that a Receiver is required to disclose pursuant to any applicable law, subpoena, judicial action, order of the court or other governmental agency; provided, however, that the Receiver shall make all reasonable efforts to notify the Discloser in writing prior to the disclosure of such CI and allow the Discloser the opportunity to contest and avoid such disclosure at its own cost and expense, and further provided that the Receiver shall disclose only that portion of such CI that it is legally required to disclose.
9.7
Permitted Disclosures. Customer may also disclose the existence and terms of this Agreement to bona fide prospective investors, acquirers, merger partners, licensees and strategic partners, and, in each case, their respective professional advisors, solely in connection with the evaluation and negotiation of a potential investment, acquisition, corporate partnering, merger, license or similar transaction; provided, however, that any such disclosure shall be subject to a written confidentiality agreement with obligations of confidentiality at least as stringent as those set forth herein.
9.8
Public Announcements. If either Party is (a) required to issue a press release or make another public announcement to comply with applicable law as a publicly-traded company (including any filing with a governmental authority) as advised by such Party’s legal counsel or (b) otherwise desires to issue a press release or make a public announcement regarding this Agreement or the subject matter hereof, the Parties shall coordinate with each other in advance of any such public announcement and the disclosing Party shall consider any timely comments of the non-disclosing Party in good faith, and, in the case of the filing of this Agreement or any other agreements or documents related thereto, such disclosing Party shall: (i) consult with the non-disclosing Party with respect to the preparation and submission of a redacted version of this Agreement in compliance with applicable law; (ii) provide copies of the disclosure to the non-disclosing party reasonably in advance under the circumstances of such filing or other disclosure; (iii) promptly notify the non-disclosing Party in writing of such requirement and any respective timing constraints; and (iv) give the non-disclosing Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure.
10.
DECLARED SHELF-LIFE - PRODUCT WARRANTY
10.1
Declared Shelf-Life. All Product supplied hereunder shall, at the time of delivery, comply with the shelf-life as validated and disclosed by Supplier as part of its technical documentation under Supplier´s standard storage and packaging conditions (the “Product’s Declared Shelf Life”), provided that the Product’s Declared Shelf Life shall in no event be less than [*]. However, Customer’s Finished Product (including shelf life in Customer’s packaging with Customer’s formulation) is determined by Customer in its regulatory dossier and is not warranted by Supplier.
10.2
Product Warranty. Supplier warrants that on delivery the Products shall (i) be free from material defects in design, material and workmanship, (ii) conform in all material respects with the Specifications, (iii) be manufactured in compliance with all applicable laws, and (iv) be manufactured in compliance with the Registrations (the “Product Warranty”). Without limiting the foregoing, Supplier further represents and warrants that (a) at the time of delivery, the Product will not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act (the “Act”), (b) at the time of delivery, the Product will not be an article which may not, under the provisions of the Act, or any similar law of any other jurisdiction, be introduced into interstate commerce to a third party, (c) the Product and their method of manufacture do not, and will not, to the best of Supplier’s knowledge, infringe any patent or trademark rights of any third party, and (d) all Product will be free and clear of all liens and encumbrances.
10.3
Product Warranty Period. The Product Warranty applies only if Customer notifies Supplier of: (i) any defect or non-conformity that is apparent on reasonable inspection within [*] after delivery; and (ii) any latent defect or non-conformity within [*] after discovery, but in all cases no later than [*] (the “Product Warranty Period”). The Warranty Period is independent from the Product’s Declared Shelf Life, which is not a warranty. For clarity, the Product Warranty and the Product Warranty Period do not limit, exclude, or modify Supplier’s obligations under applicable medical-device laws and regulations (including post-market surveillance, vigilance and field safety corrective actions), product-safety law, or statutory product-liability law, all of which apply independently of and are not time limited as set forth in this Section.

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10.4
Exclusion of Supplier’s Product Warranty. The Product Warranty does not apply if Customer notifies the non-conformity outside of the periods stated in the Product Warranty Period.
10.5
Remedies for Defective or Non-Conforming Products. In respect of any defective or non-conforming Products, where the Product Warranty applies, Supplier shall, at Customer’s sole election, (i) repair the Products; or (ii) supply replacement Products; or (iii) grant to Customer a credit equal to the Price paid or payable by Customer for such Product, provided in each case that Customer, upon request, returns the relevant Products (unaltered) at Supplier’s sole risk and expense to Supplier for inspection as soon as possible. Supplier shall, as soon as is reasonably practicable, inspect such samples. If Supplier concurs with Customer’s claim, Customer may elect, in its sole discretion, the remedies set forth in this Section. If Supplier disagrees with Customer’s claim and the Parties are unable to resolve their differences, then either Party may refer the matter to an independent specialized firm of international reputation agreeable to both Parties for final analysis, which shall be a final resolution of such issue, binding on both Parties and not subject to court proceedings absent fraud or manifest error. If the Product is determined to have met the warranty in Section 10.2, then [*] shall bear the cost of the independent laboratory testing pursuant to this Section 10.5. If the Product is determined not to have met such warranty, then [*] shall bear the costs of such laboratory testing and Supplier shall (at Customer’s option) either replace (as soon as reasonably practicable) the defective Product without any cost to Customer or credit Customer for the amount of the Price of such quantities of Product.
10.6
Disclaimer of additional warranties. The foregoing Product Warranty, and any other warranty expressly set forth in this Agreement, is in lieu of any other warranty, whether written, oral, express or implied, including but not limited to, any warranty from hidden defects, merchantability and/or fitness for particular purpose, non-infringement, and any warranty allegedly arising from any (i) representation made or advice given by or on behalf of Supplier with respect to a Product or (ii) description of any Product or sample of Product. All other warranties, conditions or undertakings as to quality or description (howsoever made or implied) shall be excluded to the fullest extent permitted by law.
10.7
Customer’s Responsibility for Medical Use and Regulatory Information. Customer shall use the Products as the device constituent of Customer’s Finished Product under its sole responsibility. Customer shall inform Supplier in writing of the applicable intended medical use to enable Supplier to comply with its own quality-system and regulatory obligations. This notification does not constitute Supplier’s approval of the intended use and does not expand Supplier’s warranties or responsibilities.
11.
RECALL
11.1
Collaboration in good faith. In the event that any governmental or regulatory authority requests or recommends any corrective action, field action or recall with respect to any Product or to any Customer’s Finished Product in which the Product is incorporated, the Parties shall promptly discuss in good faith regarding the appropriate response. Regulatory-mandated corrective actions or recalls shall take precedence over any contrary instruction from Customer.
11.2
Root-cause analysis limited to the Product. Supplier shall, as soon as reasonably practicable following receipt of sufficient information from Customer, (i) perform a root-cause analysis limited to the Product as manufactured and supplied by Supplier, and (ii) provide Customer with a complete report detailing the findings and any corrective measures applicable to Supplier’s manufacturing process, if any. For clarity, Supplier shall only be responsible for investigating aspects within its reasonable control, and shall not be required to assess, evaluate, or assume responsibility for potential causes arising from Customer’s formulation, filling, assembly, integration into Customer’s Finished Product, testing, storage, or transport or any third-party processes. Customer is solely responsible for recall decision-making, execution, communication to authorities, and notifications to healthcare providers or patients relating to Customer’s Finished Product. Notwithstanding the foregoing, where the safety issue is reasonably attributable to the Product as manufactured and supplied by Supplier, Supplier shall lead the FSCA/FSN and required regulatory notifications for the Product; Customer shall cascade FSNs within its distribution chain.

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11.3
Costs. To the extent the corrective action or recall is caused by Supplier’s breach of its express Product Warranty under this Agreement, Supplier shall [*].
11.4
Sole responsibility of Customer. All recall-related decisions concerning Customer’s Finished Product shall remain the sole responsibility of Customer. Customer shall keep Supplier promptly informed of any regulatory communications that directly relate to the Product and shall provide Supplier with all reasonably necessary information to permit an accurate investigation. No admission of fault shall be inferred from Supplier’s cooperation under this Section.
12.
LIABILITY
12.1
Exclusion of Indirect and Consequential Damages. Except with respect to a Party’s indemnification obligations under Section 13, in no event shall either Party be liable to the other Party for any indirect, special, incidental, consequential, statutory, punitive or exemplary damages arising under or in connection with this Agreement including, without limitation, loss of business or profits or other economic losses or interruption of business, regardless of the nature of the claim or theory of recovery.
12.2
Liability Cap. Except with respect to liabilities that cannot lawfully be limited or excluded pursuant to Section 12.3., in no event shall either Party’s total aggregate liability to the other Party for any and all claims, damages, losses, costs or liabilities arising out of or in connection with this Agreement (including indemnification obligations under Section 13), regardless of the nature of the claim or theory of recovery, exceed [*].
12.3
Non-Excludable Liabilities. Notwithstanding any other provision of this Agreement, no limitation or exclusion of liability shall apply in the cases in which such limitation or exclusion would be unlawful under applicable law. Notably, nothing in this Agreement shall operate to exclude or limit either Party’s liability for (i) fraud or fraudulent misrepresentation; and/or (ii) wilful misconduct or gross negligence; and/or (iii) death or personal injury caused by that Party; and/or (iv) liabilities which cannot lawfully be excluded under applicable product-safety or statutory product-liability laws, and any mandatory recall, vigilance or field safety obligations. For the avoidance of doubt, all other limitations and exclusions of liability set forth in this Agreement shall remain valid and enforceable to the maximum extent permitted by applicable law.
12.4
Insurance. Each Party shall maintain, during the Term and for [*] thereafter, insurance coverage with financially sound and reputable insurers in such types and amounts as are commercially reasonable in light of such Party’s obligations under this Agreement. Upon reasonable written request, each Party shall provide the other Party with certificates of insurance or other reasonable evidence of such coverage, subject to customary confidentiality restrictions.
13.
INDEMNITIES FOR THIRD PARTY CLAIMS
13.1
Customer Indemnity. Customer shall defend and indemnify Supplier, its Affiliates, and their directors, officers, employees, and agents against any third party claim, loss, liability, damage, fine, penalty, cost and expense (including reasonable legal fees) arising out of or relating to (i) the development, manufacture, commercialization or exploitation of Customer’s Finished Product (including any non-compliance of Customer’s Finished Product with applicable laws and regulations (including labeling, PMS, PMCF, vigilance and market actions under Customer’s responsibility); (ii) negligence, recklessness or willful misconduct of Customer (or its Affiliates or contractors) in the performance of its obligations hereunder; or (iii) Customer’s breach of this Agreement; in each case except to the extent Supplier is obligated to indemnify Customer pursuant to Section 13.2.
13.2
Supplier Indemnity. Supplier shall defend and indemnify Customer, its Affiliates, and their directors, officers, employees, and agents against any third party claim, loss, liability, damage, fine, penalty, cost and expense (including reasonable legal fees) arising out of or relating to (i) death or personal injury, or (ii) tangible property damage, to the extent caused by a defect in the Product as delivered by Supplier and used in accordance with the instructions for use (IFU), (iii) solely a third party claim that the Product, standing alone

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and as delivered by Supplier, infringes a patent, trademark or copyright in the country of delivery, (iv) the failure of a Product to meet the warranties set forth in Section 10.1, (v) any breach by Supplier of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (vi) the negligence, recklessness or willful misconduct of Supplier (or its Affiliates or contractors) in the performance of its obligations hereunder; in each case except to the extent Customer is obligated to indemnify Supplier pursuant to Section 13.1.
13.3
Procedure. The indemnified Party shall: (i) give prompt written notice of the claim (delay only relieving the indemnifying Party to the extent prejudiced); (ii) grant the indemnifying Party sole control of the defense and settlement (no settlement that admits fault or imposes non-monetary obligations on the indemnified Party without its prior written consent); and (iii) provide reasonable cooperation at the indemnifying Party’s expense.
13.4
Relation to Recalls / FSCA. Field actions, recalls and vigilance obligations remain governed by Section 11 (Recall); this Section does not alter the cost allocation agreed therein.
13.5
Caps; Non-Excludable. For the avoidance of doubt, either Party’s indemnification obligations shall be subject to the aggregate liability cap set forth in Section 12.2, except that no limitation applies to liabilities that cannot lawfully be limited or excluded.
14.
FORCE MAJEURE
14.1
Events Constituting Force Majeure and Excused Performance. Delay in performance or failure to perform hereunder by either Party (other than obligations to make payments when due) shall be excused to the extent caused by circumstances beyond the reasonable control of the Party claiming such excuse (including without limitation, acts of God, riots, war, armed conflict, terrorist attacks, rebellion, nuclear disaster, volcanic eruptions, fires, lock-outs, strikes or other labor disputes, unusually severe weather, transportation problems, energy shortages, raw material shortages, power outages, accident, fire, explosion, flood, pandemic, epidemic, machine breakdown, inability to obtain supplies, or governmental actions) (each a “Force Majeure”). In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
14.2
Notice Requirements. The Party claiming such circumstances shall give written notice to the other Party as soon as reasonably practicable, giving its best estimate of the expected period of delay.
14.3
Termination Rights for Prolonged Force Majeure. If a Force Majeure event continues for a period of more than [*], the non-affected Party may terminate this Agreement upon written notice to the delayed Party.
15.
RECORDS – REGULATORY COMPLIANCE – AUDITS
15.1
Regulatory Status of the Devices; Roles. The regulatory status of the Product is as set forth in Schedule 1-A.
15.2
Customer’s Finished Product. Customer remains solely responsible for the regulatory approval, labeling, clinical, PMS/PMCF, vigilance, and market actions of the finished drug–device combination product, including any submissions referencing Supplier’s Product or DMF. This allocation aligns with MDR obligations placed on the legal manufacturer of the marketed product and FDA/OCP practice for combination products.
15.3
Information support. Upon reasonable written request, Supplier shall provide high-level summaries and standard technical statements documentation needed for Customer’s conformity assessment or regulatory filings (e.g., material declarations, risk-management summaries, verification/validation summaries), subject to confidentiality and Supplier’s right to redact protectable know-how, proprietary processes, or information unrelated to the Products.

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15.4
Maintenance of Records. All manufacturing records with respect to the Products [*] (“Manufacturing Records”) shall be created, maintained, and retained by Supplier in compliance with all applicable medical device laws and regulations, including, as applicable, the U.S. Federal Food, Drug, and Cosmetic Act and FDA implementing regulations (including 21 C.F.R. Parts 210, 211, and 820) and Regulation (EU) 2017/745 on medical devices (MDR), as amended from time to time. Supplier shall retain the Manufacturing Records for a period required by applicable law for medical devices following the expiry of Product for each lot of Product to which said records pertain. Supplier shall provide Customer with complete and accurate copies of the Manufacturing Records for each Product, upon Customer’s request. In all cases, Supplier shall notify Customer of any intention to destroy such Manufacturing Records and shall afford Customer the opportunity to obtain such records from Supplier.
15.5
Customer Audits. During the Term, Customer may conduct [*] audit per calendar year, at a mutually agreed time during normal business hours, strictly limited to [*]. Additional [*] audits are permitted where there are [*]. All auditors must sign Supplier’s confidentiality and EHS terms. Customer shall have no right to access unrelated production lines, Supplier’s financial records or confidential third party or process information. Supplier shall use commercially reasonable efforts to provide a written response to any audit findings within [*] of receipt of such observations and conclusions. The Parties will discuss such response and Supplier shall promptly implement (and cause to be implemented) corrective actions which are mutually agreed and reasonably satisfactory to Customer; provided, however, that Customer may, in its sole discretion, accept Product from Supplier prior to Supplier’s completion of all corrective action. Customer shall have the right to review relevant documentation in connection therewith, with the exception of Supplier´s financial records.
15.6
Debarment. Supplier agrees that in performing its obligations under this Agreement, it (and its Affiliates and subcontractors) will not be, or employ or use any person that has been, debarred under Section 306(a) or 306(b) of the Act (or the foreign equivalent thereof).
15.7
Regulatory & Notified Body Access. Supplier will cooperate with competent authority (e.g., Regulatory Authority) and Notified Body inspections insofar as they relate to the Product, including where unannounced audits are mandated under MDR; access may be limited to relevant areas and accompanied by Supplier personnel. Customer acknowledges such audits are outside Supplier’s control; fees and costs charged by authorities/NBs are Supplier’s for Product compliance, except where the audit arises from Customer’s use, integration or Customer’s Finished Product issues. Supplier shall advise Customer as soon as practicably possible of any Regulatory Authority visit that relates to a Product or the Supplier’s facility(ies) where Product is manufactured, or any written or oral inquiries by such Regulatory Authority concerning the Product (including safety and efficacy claims) or any such facility. If such visit or inspection is related to the Product, Supplier shall, to the extent allowed by applicable law, allow one or more representatives of Customer to attend. To the extent allowed by applicable law, Supplier shall promptly furnish Customer [*]. Supplier shall reasonably consult with Customer regarding any communications or responses directly related to the Product.
15.8
Business Continuity Notice Obligation. Supplier shall promptly notify Customer if Supplier becomes aware of any circumstance that could reasonably threaten the continuity of supply of the Product, including: (i) regulatory enforcement actions; (ii) NB findings affecting certification; (iii) Material shortages; (iv) facility shutdown; or (v) other events affecting Supplier’s ability to manufacture or release Product. Supplier shall provide periodic updates and cooperate in good faith to mitigate such interruption.
15.9
Classification Advice/ No Expanded Warranty. Nothing herein is a warranty of suitability for any particular classification or indication; such determinations remain with Customer/its regulators. Nothing in this clause shall be construed as a warranty that the Products are suitable for any particular intended purpose or drug-device combination; such assessments remain the sole responsibility of Customer.
15.10
Quality Agreement. The Parties shall enter into a separate written quality agreement (a “Quality Agreement”) defining quality responsibilities, documentation, audits, change control, complaint handling, PMS data exchange, and other regulatory matters relating to the Product. In the event of inconsistency between this Agreement and the Quality Agreement with respect to quality or regulatory matters, the Quality Agreement shall prevail.

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15.11
Quality Control Tests. Supplier shall perform such quality control tests as indicated in the Specifications and shall make the results of such quality control tests available to Customer on or before the date of delivery of the Product to Customer in accordance with Section 7.1.
15.12
Certificate of Analysis. Each certificate of analysis shall, for each lot delivered, specify the quality tests conducted, the Specifications and the test results, and shall certify that such lot of Product conforms to the Specifications (or shall list any confirmed deviations from the Specifications). The certificate of analysis shall also include the lot number, the location of manufacture and expiry date for the Product, as applicable.
15.13
Release. Supplier shall release the Product to Customer and Customer shall review and release such Product to the relevant markets in the Territory in accordance with its (or its Affiliate’s or designee’s, as applicable) standard practice. No Product shall be released by Supplier for delivery hereunder unless Supplier’s tests show the Product meets the standards set forth in the applicable Specifications. Should any Product fail to meet the standards set forth in the applicable Specifications, Supplier shall (and Customer may, at its option), investigate the cause of such failure and promptly provide Customer with a written report summarizing the results of Supplier’s investigations. Supplier is responsible for providing a copy of all Manufacturing Records for each lot of Product manufactured hereunder in support of Supplier’s responsibility for final release decision, [*] in the Quality Agreement. Such documentation shall be provided to Customer with each shipment of Product.
15.14
Materials Suppliers. Notwithstanding anything to the contrary contained herein, (a) Supplier shall only obtain materials for the Product (the “Materials”) from such suppliers as are named in the relevant regulatory approvals (the “Vendors”) for the manufacturing of the Product hereunder, provided that Supplier may exercise its discretion in selecting and overseeing its Vendors, [*], (b) Supplier will perform [*] of its Vendors to ensure compliance with this Agreement (and Customer may accompany Supplier [*] of Vendors supplying Materials for the Product) and (c) Supplier shall prepare all certifications as to any Materials required by applicable laws or regulations, and shall provide copies thereof to Customer.
16.
RIGHT OF REFERENCE - REGISTRATION OUTSIDE THE TERRITORY OF REGISTRATION - COSTS
16.1
Right of Reference. Subject to the terms and conditions of this Agreement, and solely for the purpose of enabling Customer to seek and maintain regulatory approvals for Customer’s Finished Product that incorporates the Product as supplied by Supplier, Supplier shall provide Customer with a limited right of reference to Supplier’s regulatory filings strictly to the extent required by the applicable Regulatory Authority.
16.1.1
Scope – FDA (United States). With respect to FDA submissions, Supplier shall, upon Customer’s written request, issue Letters of Authorization (LoAs) permitting the FDA to reference the specific and limited portions of Supplier’s Type III Drug Master File (DMF) that are required by FDA to support Customer’s IND, NDA, ANDA or other applicable submission for Customer’s Finished Product. Supplier shall have sole discretion over the content of the DMF and the scope of the LoA, provided that such scope is sufficient to meet FDA requirements for the device constituent of a drug–device combination product.
16.1.2
Scope – EU MDR (European Union). With respect to Regulation (EU) 2017/745 (MDR), Supplier shall make available to Customer, upon reasonable written request, appropriate technical summaries, declarations, and conformity statements relating to the Product that are necessary to support Customer’s MDR obligations for its finished combination product (including Annex I GSPR evidence), without disclosure of Supplier’s full technical documentation or proprietary manufacturing know‑how. Supplier remains the legal manufacturer of the Product and retains ownership and control of its MDR technical documentation, Notified Body correspondence, and post‑market documentation.
16.1.3
Excluded Information. The right of reference granted under this Section does not include any right to access, copy, reproduce, or disclose: (a) Supplier’s full DMF or MDR technical file; (b) detailed

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manufacturing processes, process parameters, methods, validations or acceptance criteria; (c) proprietary test methods or internal reports; (d) quality system documentation unrelated to the Product; or (e) Notified Body or Regulatory Authority correspondence, audit reports or observations; in each case except where explicitly required by a Regulatory Authority and then solely to the minimum extent required.
16.1.4
Method of Access; No General Copying Rights. Any right of reference shall be exercised solely through formal regulatory mechanisms, including LoAs or equivalent regulatory procedures. Customer shall not copy, reproduce, distribute, or otherwise disclose Supplier’s regulatory documentation except where expressly required by a Regulatory Authority in connection with a specific submission. No rights are granted to Customer’s sublicensees or third parties without Supplier’s prior written consent.
16.1.5
No Expanded Regulatory or Support Obligations. Nothing in this Section shall be construed to: (a) transfer or expand Supplier’s regulatory responsibilities beyond those applicable to Supplier as legal manufacturer of the Product; (b) obligate Supplier to maintain, amend, or adapt its regulatory filings for Customer’s Finished Product or any indication, formulation, dosage, or use thereof; or (c) create any development, co‑development, or regulatory partnership relationship. Customer remains solely responsible for the regulatory approval, maintenance, variation, and lifecycle management of Customer’s Finished Product.
16.2
Registration request. At Customer’s written request, Supplier will reasonably support registration of the Product in countries outside the Territory of Registration, provided that: (i) Supplier is (and remains) listed as the legal manufacturer/registration holder where required by law; and (ii) timelines are mutually agreed.
16.3
Costs; Cost Sharing; Preconditions.
16.3.1
Participation in Relevant Costs (Cost Sharing). If Customer requests Supplier to support Registration of the Product outside the Territory of Registration, Supplier may condition any such support on Customer’s written confirmation of its participation in the relevant costs (the “Cost Sharing”). The Parties shall discuss in good faith and agree to the scope and level of Cost Sharing (e.g., percentage split and/or monetary cap) in a Registration Cost Sharing Addendum.
16.3.2
Scope of Recoverable Costs. “Relevant costs” include, as applicable: regulatory agent/authorized representative fees; governmental fees; type-testing; samples; translations; notarization/apostilles/legalization; courier; site inspection charges; document preparation/administration; and any non-cancellable third party charges, together with Supplier’s reasonably quoted service fees for regulatory support.
16.3.3
Preconditions to Start. Supplier shall have no obligation to initiate Registration activities until (i) the Registration Cost Sharing Addendum is executed, (ii) Customer issues the corresponding purchase order(s), and (iii) Supplier receives any agreed upfront deposit or advance payment for third party/government fees.
16.3.4
No Exclusivity Implied. Cost Sharing and/or Customer’s participation to relevant costs shall not grant Customer any exclusivity, territorial restriction, or supply commitment in the relevant country unless expressly agreed in a separate, duly executed exclusivity addendum.
16.3.5
Changes and Overruns. If authorities impose additional requirements or if third party/governmental fees change, Supplier will notify Customer. The Parties will agree in writing on any adjustment to the Cost Sharing before incurring material additional spend. Absent agreement within a reasonable time, Supplier may pause or cease the Registration support; Customer shall reimburse all non-cancellable costs committed up to the pause/cessation.

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16.3.6
Withdrawal by Customer. If Customer withdraws its request after activities have commenced, Customer shall reimburse all non-cancellable third party/governmental fees and Supplier’s earned service fees up to the effective withdrawal date, subject to any agreed cap in the Registration Cost Sharing Addendum.
16.4
Cooperation. Customer will timely provide any information reasonably required by local authorities for the Product’s registration when such information pertains to Customer’s Finished Product [*].
16.5
Ownership and Use. Any registration for the Product will be owned/controlled by Supplier (or its appointed agent), and Supplier may rely on such registration for other customers unless exclusivity is expressly agreed in writing.
17.
REGULATORY CHANGE OF LAW / NOTIFIED BODY REQUIREMENTS

If any change in applicable laws, regulations, NB requirements, regulatory guidance, or authority expectations (including EU MDR, FDA requirements, CDSCO rules, NMPA rules) results in increased cost, burden, process changes, documentation changes, testing requirements, or facility adjustments for Supplier, the Parties shall meet in good faith to agree on commercially reasonable adjustments to timelines, pricing, responsibilities, and support obligations.

18.
COMPLIANCE WITH LAWS
18.1
General Compliance. Customer represents and warrants that it shall at all times comply with all applicable laws, regulations, codes, rules, ordinances, judgments, orders and decrees (all together, the “Laws”). In particular, Customer agrees to comply fully with:
18.1.1
Compliance with Anti-Bribery and Anti-Corruption Laws. All applicable Laws relating to anti-bribery and anti-corruption and, more specifically, abide by the standards of conduct set forth in the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010 and any other applicable anti-corruption and/or anti-money laundering Laws (all together the “Anti-Corruption Laws”); and
18.1.2
Compliance with Export Control and Trade Restrictions. All relevant export Laws, trade restriction Laws of the United States, European Union and any other applicable national Laws (“Export Laws”) in force at the relevant time. Customer shall not, in respect of the Product: (i) export, re-export, trans-ship, or otherwise transfer, directly or indirectly, in violation of Export Laws; or (ii) use the same for any purposes prohibited by the Export Laws (including, without limitation, nuclear, chemical, or biological weapons proliferation).
18.2
Customer’s compliance with Applicable Regulatory Requirements.
18.2.1
Acknowledgement of Roles. Supplier is the legal manufacturer of the Product under the EU Medical Devices Regulation (MDR) and remains responsible for the Product’s MDR compliance as set out in Section 15.1. Customer is solely responsible for the regulatory compliance of Customer’s Finished Product(s) that use the Product (including any drug–device combination regulated as a medicinal product), including approvals/authorisations, labeling, distribution and post-market activities applicable to such Customer’s Finished Product(s).
18.2.2
Drug–Device Combinations. Where Customer’s product is a medicinal product that incorporates the Product as an integral delivery device, Customer shall ensure that its regulatory dossier includes evidence that the device constituent meets the MDR Annex I General Safety and Performance Requirements (e.g., a Notified Body opinion or other acceptable evidence) and shall manage lifecycle changes accordingly.

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18.2.3
Device-Led Combinations with Ancillary Medicinal Substance. Where applicable law classifies a device incorporating a medicinal substance with ancillary action as a medical device, Customer shall support the notified body/authority consultations required for such substance and implement any resulting regulatory conditions in relation to Customer’s Finished Product.
18.2.4
Vigilance and Field Actions Downstream. Customer shall promptly implement and cascade any Field Safety Notices (FSNs) relating to the Product within its distribution chain, cooperate in Field Safety Corrective Actions (FSCAs), and provide Supplier with downstream data reasonably needed for investigation and reporting, in each case without limiting Supplier’s MDR obligations as device manufacturer.
18.2.5
No Expansion of Supplier Warranties. Nothing in this Section expands Supplier’s warranties or shifts to Supplier any regulatory responsibility for Customer’s Finished Product(s) beyond Supplier’s MDR obligations as the legal manufacturer of the Product.
18.2.6
Supplier Cooperation. Supplier shall provide reasonable assistance and shall cooperate in good faith upon Customer’s request with respect to fulfilling any of its compliance obligations with applicable regulatory requirements under this Section 18.2. Customer shall be responsible for Supplier’s reasonable costs and pre-approved (in writing) out-of-pocket expenses incurred in providing such assistance.
19.
INTELLECTUAL PROPERTY RIGHTS
19.1
Supplier’s Ownership. Customer acknowledges and agrees that Supplier shall be the sole and exclusive owner of all Intellectual Property Rights related to any and all Products and/or parts thereof as defined above.
19.2
No Implied Rights. Nothing contained in this Agreement shall be deemed to grant either directly, by implication, estoppel, or otherwise any license under any patents, patent applications, or other proprietary interest to any other inventions, discovery or improvement of either Party, except to the extent expressly provided for under this Agreement.
20.
PRODUCT PHASE-OUT AND DISCONTINUATION
20.1
No Discontinuation of Product. Supplier acknowledges that the Product is a material and integral component of Customer’s Finished Product. Accordingly, subject to Sections 20.2 through 20.4, Supplier shall not discontinue, phase out, or materially reduce the manufacture or supply of the Product during the Term.
20.2
Exceptions. Supplier may discontinue manufacture or supply of the Product only to the extent strictly required by:
a)
applicable law,
b)
a binding order or requirement of a Regulatory Authority or Notified Body, or
c)
documented and substantiated safety concerns that render continued manufacture or supply unlawful or impracticable despite commercially reasonable mitigation efforts.
20.3
Notice. In the event a discontinuation is permitted under Section 20.2, Supplier shall give Customer as much notice as reasonably possible but, to the extent practicable, in no event less than [*] prior written notice (“Phase-Out Notice”). Notwithstanding the foregoing, Supplier may shorten the notice period where required by applicable Regulatory Authority or Notified Body decisions.
20.4
Discontinuation for Convenience. Supplier may, at its discretion and upon no less than [*] prior written notice, discontinue the manufacture of Product.

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20.5
Supplier’s Obligations During Phase-Out Period. During the phase-out period, Supplier shall:
a)
continue supplying the Product under the terms of this Agreement;
b)
offer Customer a last-time-buy opportunity, enabling Customer to place P.O.s in excess of the quantity forecasted for each month for delivery during the notice period; and
c)
maintain the Product specifications unchanged, unless required by applicable law, safety concerns, or Material unavailability.
20.6
Efforts to avoid Supply Disruption. Supplier shall use commercially reasonable efforts to fulfil all last-time buy P.O.s and avoid supply disruptions due to end-of-life of Materials and shall promptly notify Customer if such circumstances arise.
20.7
Discontinuation License. Subject to Sections 20.1-20.6 and only if supply disruption is based on Supplier’s decision to discontinue the Product during the Term of this Agreement, Customer and Supplier shall discuss in good faith [*], subject to commercially reasonable terms and conditions to be mutually agreed upon by the Parties. Such license shall not survive end of the term of the Agreement, unless otherwise agreed in writing.
20.8
Emergency Transfer License. Subject to the terms of this Section 20.8, Supplier grants to Customer [*] (“Necessary IP”) [*] solely to ensure continuity of supply of the Customer’s Finished Product to patients [*], excluding any period impacted by [*] or predominantly caused by [*] (the “Transfer License”). In the event the requirements for the Transfer License are met, and Customer [*] a royalty will be paid by [*]. The royalty amount so calculated will be paid by Customer to Supplier on annual basis, against regular invoice issued by Supplier on 31st January of each year. [*]. However, Customer shall use reasonable efforts to return to Supplier supply and not use the license after Supplier resumes supply.

In this case, the disclosure of [*] shall be discussed and governed by the Confidentiality provisions of this Agreement.

20.9
No Obligation Beyond Phase-Out Period. Nothing in this clause obliges Supplier to continue manufacturing the Product beyond the phase-out period, except for quantities validly ordered under the last-time-buy process.
20.10
Acknowledgement. Supplier acknowledges and agrees that it may only discontinue the Product pursuant to this Section 20 in the event that it fully and permanently discontinues the Product and ceases manufacture and supply of the Product for itself, its Affiliates and all third parties.
21.
TERM - TERMINATION - CONSEQUENCES OF TERMINATION
21.1
Term. Unless earlier terminated in accordance with the provisions of this Agreement, this Agreement shall enter into force on the Effective Date and shall continue for an initial term ending [*] (the “Initial Term”). Upon expiry of the Initial Term, this Agreement shall automatically continue in force for an indefinite duration, unless and until terminated by either Party in accordance with Section 21.3. (the “Extended Term” and, together with the Initial Term, the “Term”). Following the expiry of the Initial Term, Supplier may terminate this Agreement for any reason (or no reason) upon not less than [*] prior written notice to Customer (which notice may only be delivered following expiry of the Initial Term). For the avoidance of doubt, the continuation of this Agreement on an indefinite basis, the grant or maintenance of any exclusivity, the inclusion of Exclusivity Minimum Retention Quantities for future periods, or Customer’s compliance with such quantities shall not be construed as extending the Term of this Agreement or limiting either Party’s right to terminate this Agreement in accordance with Section 21.
21.2
Termination by Supplier. Supplier may terminate this Agreement:

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21.2.1
upon written notice to Customer if Customer breaches any undisputed payment obligations and does not cure such breach within [*] after receipt of written notice of such breach from Supplier; or
21.2.2
following discontinuation of the Product, subject to the discontinuation procedures and terms set forth above.
21.3
Termination by Customer. Customer may terminate this Agreement:
21.3.1
upon [*] prior written notice to Supplier, for any reason (or no reason) at any time during the Term;
21.3.2
upon written notice to Supplier if Supplier breaches any provision of this Agreement and does not cure such breach within [*] after receipt of a written notice of such breach from Customer.
21.4
Termination by either Party. Either Party may at any time terminate this Agreement by giving written notice to the other if the other Party goes into liquidation, becomes bankrupt, makes a voluntary arrangement with its creditors or has a receiver or administrator appointed or any comparable event of insolvency.
21.5
Accrued Rights. The termination of this Agreement for any reason shall not affect either Party’s accrued right, remedies or liabilities including any payment of any sum due by Customer at the effective date of termination and/or Customer’s obligation to take delivery of and pay the Price of the Products ordered before the effective date of termination.
21.6
Effects of Termination. Upon expiration or termination of this Agreement, Customer shall have the option (in its discretion) of either (i) cancelling all outstanding P.O.s or (ii) requiring Supplier to continue to supply the Product in accordance with all P.O.s previously submitted (which supply shall be in accordance with the terms and conditions of this Agreement). In the event that Customer exercises its option to continue to receive Product pursuant to the foregoing sub-clause (ii), then Supplier shall manufacture and supply to Customer the applicable Product in such P.O.s in accordance with the terms and conditions of this Agreement. In addition, in the event of termination by Supplier pursuant to Section 21.2.2, the terms of Section [20.7] shall apply.
22.
GOVERNING LAW AND JURISDICTION
22.1
Governing Law. The construction, validity and performance of this Agreement and any dispute or claim arising out of or in connection thereof (including non-contractual disputes or claims) shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict-of-laws rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG).
22.2
Jurisdiction. The courts of Zurich, Switzerland (City of Zurich, 1st District) shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including non-contractual disputes or claim).
23.
MISCELLANEOUS
23.1
Survival. The terms, provisions, representations and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof (including Sections 4.2, 7.4, 10.1 through 10.6, 15.4, 15.5, 15.7, 21.5, and 21.6, and Articles 1 (solely to the extent necessary to interpret surviving provisions), 8, 9, 11, 12, 13, 16, 19, 22, and this 23) by either Party or both Parties hereunder shall so survive the completion of performance, expiration or termination of this Agreement.
23.2
Mutual Representations and Warranties.
23.2.1
Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

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a)
neither the execution nor performance of this Agreement violates any other contract or obligation of such Party;
b)
it is validly created and currently in existence or good standing in its state of incorporation;
c)
its signatory is authorized and fully empowered to execute this Agreement on its behalf; and
d)
this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity).
23.2.2
Supplier Representations and Warranties. Supplier represents and warrants to Customer that:
a)
it has the requisite Intellectual Property Rights in its equipment, facility(ies) and technologies to manufacture and supply the Product in accordance with this Agreement
b)
it has not misappropriated, and will not misappropriate, any Intellectual Property Rights of any third party in performing its obligations under this Agreement.
c)
to the extent Supplier’s intellectual property is concerned, no claims have been asserted, or, to Supplier’s knowledge, threatened by any third party, nor are there any valid grounds for any claim of any such kind to the effect that the use, manufacturing, distribution, offer for sale, sale, importing or exporting of the Product infringes or will infringe on any intellectual property rights of any third party;
d)
it has and will continue to have all permits, licenses, certifications, authorization and other approvals necessary for it to perform its obligations under this Agreement; and
e)
all tangible information and data provided by or on behalf of Supplier to Customer on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Supplier has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect.
23.3
Assignment. This Agreement may not be assigned by either Party, in whole or in part, without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed; except that (i) either Party may, without the written consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party and (ii) Customer may, without the written consent of Supplier, assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any assignment by Supplier that would result in a change to the approved manufacturing site, the manufacturing legal entity, or any other element that is part of the regulatory filing or approval for the Product or Customer’s Finished Product shall require Customer’s prior written approval. Any attempted assignment not in accordance with this Section 23.3 shall be void.
23.4
No Waiver. No delay or omission by either Party hereto in exercising any right or power hereunder will impair such right or power or be construed to be a waiver thereof. A waiver by either Party hereto of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

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23.5
Entire Agreement, Amendment. This Agreement, including the Schedules attached hereto, together with the Quality Agreement constitutes the entire contract between the Parties as to the subject matter contained and terminates and supersedes any prior written or unwritten understanding relating to same, except that any validly executed confidentiality agreement shall remain in full force and effect for the remaining term thereunder. Article, section, and paragraph headings, if any, are inserted for convenience only and shall not add to or detract from this Agreement. This Agreement may be altered or amended only by a written document signed by both parties.
23.6
Severability. If any provision of this Agreement is held invalid by any tribunal in a final decision, such provision shall be deemed modified to eliminate the invalid element, and, as so modified, such provision shall be deemed a part of this Agreement. If it is not possible to modify any such provision to eliminate the invalid element, such provision shall be deemed eliminated from this Agreement. The invalidity of any provision of this Agreement shall not affect the force and validity of the remaining provisions.
23.7
Notices. All notices required by this Agreement shall be in writing and shall be deemed given as of the date received and shall be personally delivered or sent either by registered or certified mail, return receipt requested, or by nationally recognized overnight courier, addressed to the Parties at the addresses specified in Schedule 4.
23.8
Attorney’s Fees and Other Costs. In the event of any controversy, claim or dispute between the Parties hereto arising out of a breach of this Agreement or otherwise relating to this Agreement, the prevailing Party shall be entitled to recover from the losing Party reasonable attorney’s and experts’ fees and other costs reasonably incurred by the prevailing Party in enforcing its rights under this Agreement.
23.9
Third Party Beneficiaries: There shall be no third party beneficiaries of this Agreement unless the Parties specifically identify such beneficiaries in writing.
23.10
Order of Precedence: Any inconsistency in any documents relating to the purchase of the Product shall be resolved by giving precedence in the following order: (i) the terms and conditions of this Agreement (including the Schedules attached hereto); (ii) the provisions and text appearing on the acceptance of a P.O.; and (iii) other documents, exhibits and attachments which accompany the Products. Notwithstanding the foregoing, the Quality Agreement shall prevail over this Agreement solely with respect to quality and regulatory matters.
23.11
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable law.
23.12
Electronic Signature. This Agreement (and any orders, statements of work, addenda, notices and other documents relating to it) may be executed and delivered electronically, including by click-to-accept, typed name, scanned/PDF signatures, or digital signatures applied through a reputable e-signature platform. Each such electronic signature constitutes the signatory’s intent to sign and shall have the same legal effect as a handwritten signature to the fullest extent permitted by applicable law. This Agreement may be signed in counterparts, each of which is deemed an original, and together they constitute one instrument. Electronic records generated by the e-signature service (including audit trails and certificates) are admissible as original evidence of execution and delivery. The foregoing is without prejudice to documents that mandatorily require notarization, public form or filing in a public register under applicable law, which are excluded unless executed in the form legally required.

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On behalf of PLASTIAPE S.P.A. /s/ Alfredo Masuello Signature: Name: Alfredo Masuello Title: Managing Director	On behalf of ORPHAI THERAPEUTICS, INC. /s/ Paul Boni Signature: Name: Paul Boni Title: Chief Financial Officer

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Schedule 1

Product & Specifications

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Schedule 1-a

Regulatory Overview – non-binding

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Schedule 2

Exclusivity & Indication-Specific Restrictions

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SCHEDULE 3

PRICE – PRICE ADJUSTMENT

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SCHEDULE 4

OTHER COMMERCIAL AND OPERATIONAL TERMS

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